Filed Pursuant to Rule 424(b)(3)

Registration No. 333-233283

Prospectus

Beyond Air, Inc.

5,092,819 shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 5,092,819 shares of our common stock, par value $0.0001 per share, issued and outstanding, and 2,299,802 shares of our common stock, par value $0.0001 per share, issuable upon the exercise of warrants. These securities were acquired by the selling stockholders in our private placements in 2018 and 2019. See “Description of the Private Placements” on page 10 of this prospectus.

The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. The prices at which the selling stockholders may sell the shares will be determined by prevailing market prices for the shares or in negotiated transactions. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section titled “Plan of Distribution.” The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “XAIR.” The last reported sale price of our common stock on the Nasdaq Capital Market on September 5, 2019 was $4.90 per share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 9 of this prospectus and the risk factors in our most recent Annual Report on Form 10-K which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 11, 2019.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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ABOUT THIS PROSPECTUS

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Commission. The following discussion should be read in conjunction with the consolidated financial statements for the three months ended June 30, 2019, the year ended March 31, 2019 and related notes included in this prospectus. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus, any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K, 10-K and 10-KT filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information With Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Beyond Air” or the “Company” refer to the business of Beyond Air, Inc. (f/k/a AIT Therapeutics, Inc). and its consolidated subsidiaries.

Corporate Information

Beyond Air, Inc. (f/k/a AIT Therapeutics, Inc.) (the “Company”) was incorporated on April 24, 2015 as KokiCare, Inc. under the laws of the State of Delaware. On June 25, 2019, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to change its name from AIT Therapeutics, Inc. to Beyond Air, Inc., effective June 26, 2019.

Advanced Inhalation Therapies Ltd. (“AIT Ltd.”) was incorporated in Israel on May 1, 2011 and commenced its operations in May 2012 and is a wholly-owned subsidiary of the Company. On August 29, 2014, AIT Ltd. established a wholly-owned subsidiary, Advanced Inhalation Therapies Inc. (“AIT Inc.”), a Delaware corporation. Effective July 4, 2019, AIT Ltd. changed its name to Beyond Air Ltd.

Prior to Consummation of the Merger

In connection with and prior to the Merger (as defined below), the Company received a $320,000 cash payment from Beyond Air Ltd. (f/k/a AIT Ltd.) and used such cash to (i) pay off all the liabilities of the Company as of the closing of the Merger, (ii) issue a cash dividend of $2.50 per share to its stockholders immediately prior to the closing of the Merger and (iii) purchase 90,000 shares of its common stock, par value $0.0001 per share, from the Company’s prior sole officer and director for a total purchase price of $25,000.

In connection with an prior to the Merger, KokiCare Inc. amended and restated its certificate of incorporation to (i) change its name from KokiCare Inc. to Beyond Air, Inc., (ii) increase its capitalization to provide for the issuance of up to 100,000,000 shares of its common stock and up to 10,000,000 shares of preferred stock, par value $0.0001 per share and (iii) effect a one-for-100 reverse stock split of its common stock. In connection with the closing of the Merger, all outstanding ordinary shares, warrants and options of Beyond Air Ltd. (f/k/a AIT Ltd.) were converted into the rights to receive equivalent shares of Beyond Air, Inc.’s common stock, options and warrants at a ratio of 1:1.

Reverse Merger

On December 29, 2016, KokiCare Inc. entered into an Agreement and Plan of Merger (as subsequently amended, the “Merger Agreement”), together with Red Maple Ltd., a wholly owned subsidiary of KokiCare Inc., (“Merger Sub”), and Beyond Air Ltd. (f/k/a AIT Ltd.). The Merger Agreement provided for (i) the merger of Merger Sub with and into Beyond Air Ltd. (f/k/a AIT Ltd.) pursuant to the laws of the State of Israel (the “Israeli Merger”), and (ii) the conversion of the ordinary shares and other outstanding securities of AIT into the right to receive shares and other applicable securities of Beyond Air, Inc. with Beyond Air Ltd. (f/k/a AIT Ltd.) surviving as a wholly owned subsidiary of Beyond Air, Inc. (the “Merger”). The Israeli Merger became effective on December 29, 2016 and the Merger closed on January 13, 2017.

Our principal executive offices are located at 825 East Gate Boulevard, Suite 320 Garden City, New York 11530, and our telephone number is (516) 665-8200. Our website address is www.ait-pharm.com. Our website and the information contained on our website, or linked through our website, are not part of this prospectus, and you should not rely on our website or such information in making a decision to invest in our common stock.

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Overview

We are an emerging medical device company developing a nitric oxide (“NO”) generator and delivery system (the “LungFit™”) that is capable of generating NO from ambient air. The LungFit™ can generate NO up to 400 parts per million (“ppm”) for delivery to a patient’s lungs. The LungFit™ can deliver NO either continuously or for a fixed amount of time at various flow rates and has the ability to either titrate dose on demand or maintain a constant dose. We believe that the LungFit™ can be used to treat patients on ventilators that require NO, as well as patients with chronic lung disease or acute severe lung infections via delivery through a breathing mask or similar apparatus. Furthermore, we believe that there is a high unmet medical need for patients suffering from certain severe lung infections that our LungFit™ can potentially address. Our initial areas of focus are persistent pulmonary hypertension of the newborn (“PPHN”), bronchiolitis (“BRO”) and nontuberculous mycobacteria (“NTM”). Our current product candidates will be subject to premarket reviews and approvals by the U.S. Food and Drug Administration, or the FDA, as well as similar regulatory agencies in other countries or regions. If approved, our system will be marketed as a medical device in the U.S.

With respect to PPHN, our novel LungFit™ is designed to deliver a dosage of NO to the lungs that is consistent with current guidelines for delivery of 20 ppm NO with a range of 0.5 ppm – 80 ppm (low-concentration NO). We believe our LungFit™ has many competitive advantages over the current approved NO delivery systems in the U.S., European Union, Japan and other markets. For example, our LungFit™ does not require the use of a high-pressure cylinder, utilizes less space than other similar devices, does not require cumbersome purging procedures and places less burden on hospital staff in carrying out safety procedures.

Our novel LungFit™ can also deliver a high concentration of NO to the lungs, which we believe has the potential to eliminate microbial infections, including bacteria, fungi and viruses, among other benefits. We believe current FDA approved NO vasodilation treatments would have limited success in treating microbial infections given the low concentrations of NO being delivered. Given that NO is produced naturally by the body as an innate immunity mechanism at a concentration of 200 ppm, supplemental high dose NO should aid in the body’s fight against infection. Based on our clinical studies, we believe that 160 ppm is the minimum therapeutic dose to achieve the desired pulmonary antimicrobial effect of NO. To date, neither the FDA nor equivalent regulatory agencies in other countries or regions have approved any NO formulation and/or delivery system for the delivery of a dosage of NO at 160 ppm or higher to the lungs.

To date, we have conducted the following studies:

Study	Indication	Primary		Results
Phase 1 Safety (n=10)	All comers	Safety	●	No SAEs

Phase 2 double blind randomized (n=43)	Bronchiolitis (all causes)	Safety & Efficacy	● ●	No SAEs 24 hour reduction in hospital length of stay

Pilot open label (n=9)	Cystic Fibrosis (CF)	Safe & Eff	●	No SAEs; Lowered bacterial load

Compassionate use ISR (n=2)	NTM abscessus (CF)	Safe & Eff	●	No SAEs; clinical & surrogate endpoints improved

Compassionate use National Institute of Health, US (n=1)	NTM abscessus (CF)	Safe & Eff	●	No SAEs; Improvements in clinical endpoints

Pilot open label (N=9)	NTM abscessus	Safe & Eff	●	No SAEs; clinical & surrogate endpoints improved

Pilot study: double blind randomized (n=67)	Bronchiolitis (all causes)	Safe & Eff	●	No SAEs; 23hr reduction in hospital length of stay

Compassionate use ISR (n=1)	NTM abscessus (CF)	Safety	●	No SAEs at 250 ppm NO dose

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Our active pipeline of product candidates is shown in the table below:

Product	Indication	Development Status	Further Information
XAIR-PH (Pulmonary Hypertension)	In-Hospital Use	Commercial system in development	Regulatory filings expected fourth quarter of 2019

XAIR-BRO (Bronchiolitis)	Bronchiolitis in Infants (elderly to follow)	67 patient study completed	Next study to be completed Spring 2020

XAIR-NTM (Nontuberculous Mycobacteria)	Mycobacterium Abscessus Complex (MABSC)	9 patient pilot study dosing complete	Preparations ongoing for At-Home self-administered study to begin in 2020

We plan to submit for premarket approval or (“PMA”) to the FDA in the fourth quarter of 2019 for the use of the LungFit™ in PPHN. We also expect to make certain regulatory filings outside of the U.S. second half of 2019. According to the 2018 yearend report from Mallinckrodt Pharmaceuticals, aggregate sales of low concentration NO in the U.S. were in excess of $500 million in 2018, while sales outside of the U.S., where there are multiple market participants, sales were considerably lower than in the U.S.

With respect to bronchiolitis, we expect to initiate a trial for infants hospitalized due to bronchiolitis in the fourth quarter of 2019. The trial would last approximately 6 months after initiation. If the trial is successful, we would perform another study over the 2020/21 winter in the United States and then submit a PMA to the FDA about 6 months after trial completion. Regulatory filings outside of the U.S. would begin after our review process is completed in the U.S.

Our nontuberculous mycobacteria program has produced data from four compassionate use subjects and patients from a multi-center pilot study completed in 2018. All patients suffered from NTM Abscessus infection and had underlying cystic fibrosis. One compassion patient was treated with our LungFit™ at the National Heart, Lung and Blood Institute (“NHLBI”). The rest were treated with our NO cylinder-based delivery system. All patients were treated with 160 ppm NO at intermittent 30-minute dosing over 21 days, except one patient who was treated over 26 days and another patient who was treated with 250 ppm NO over 28 days. We have discussed with the FDA the necessary steps to begin a study where patients will self-administer high concentration NO at home over a period of 12 weeks with our N LungFit™. We anticipate this study commencing in 2020.

For our high concentration platform, as mentioned above, the initial target is lower respiratory tract infections (LRTI). Our initial two target indications are infants hospitalized due to bronchiolitis (mainly caused by respiratory syncytial virus “RSV”) and patients suffering from NTM abscessus and other severe, chronic, refractory infections. There are over 1.5 million hospitalizations related to LRTI annually in the U.S., and LRTI is the third leading cause of death worldwide.

NTM abscessus lung infection is a rare and serious pulmonary disease associated with increased morbidity and mortality. There is an increasing rate of lung disease caused by NTM, which is an emerging public health concern worldwide. There are approximately 50,000 patients diagnosed with NTM in the U.S., and there are an estimated additional 100,000 patients in the U.S. that have not yet been diagnosed. In Asia, the number of patients suffering from NTM surpasses what is seen in the U.S. The abscessus form of NTM comprises approximately 25% of all NTM.

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Patients with NTM lung disease may experience a multitude of symptoms such as fever, weight loss, cough, lack of appetite, night sweats, blood in the sputum and fatigue. Patients with NTM lung disease, specifically abscessus, frequently require lengthy and repeated hospital stays to manage their condition. There are no treatments specifically indicated for the treatment of NTM abscessus lung disease in North America, Europe or Japan. There is one inhaled antibiotic approved in the U.S. for the treatment of refractory NTM MAC (mycobacterium avium complex). Current guideline-based approaches to treat NTM lung disease involve multi-drug regimens of anti-biotics that may cause severe, long lasting side effects, and treatment can be as long as two years or more. The prevalence of human disease attributable to NTM has increased over the past two decades. In a study conducted between 1997 and 2007, researchers found that the prevalence of NTM in the U.S. is increasing at approximately 8% per year and that NTM patients on Medicare over the age of 65 are 40% more likely to die over the period of the study than those who did not have the disease (Adjemian et al., 2012). A 2015 publication from co-authors from several U.S. government departments stated that prior year statistics led to a projected 181,037 national annual cases in 2014 costing the U.S. healthcare system approximately $1.7 billion (Strollo et al., 2015).

Over 150 million new cases of bronchiolitis are reported worldwide each year. In the U.S., there are more than 100,000 annual bronchiolitis hospitalizations among children two years of age or younger.

Currently, there is no approved treatment for bronchiolitis. The treatment for acute viral lung infections that cause bronchiolitis in infants is largely supportive care and is based primarily on prolonged hospitalization during which the infant receives a constant flow of oxygen to treat hypoxemia, a reduced concentration of oxygen in the blood. In addition, systemic steroids and inhalation with bronchodilators are sometimes utilized until recovery, but we believe these treatments do not successfully reduce hospital length of stay.

We believe, based on the currently understood mechanisms of action of NO, that our LungFit™ can deliver NO at 160 ppm and higher to potentially eliminate bacteria, viruses, fungi and other microbes from the lungs and may also be effective against antibiotic-resistant bacteria. Because our product candidates are not antibiotics, we believe there is a reduced risk of the development of resistant bacteria and there could be synergy with co-administration of antibiotics.

In addition, our LungFit™ can deliver NO at concentrations of 0.5 – 80 ppm consistent with currently approved NO delivery systems for the treatment of PPHN while providing significant advantages associated with the elimination of the use of high-pressure cylinders.

We are party to a global, exclusive, transferable license agreement with NitricGen, Inc. for the eNOGenerator and all associated patents and know how related thereto. We are also a party to a world-wide, non-exclusive, royalty-bearing patent license with SensorMedics Corp, a subsidiary of CareFusion Corp. Additionally, we have a broad intellectual property portfolio directed to our product candidates and mode of delivery, monitoring parameters and methods of treating specific disease indications. Our intellectual property portfolio consists of issued patents and pending applications, which includes patents we acquired pursuant to the exercise of an option in 2017 granted to us by Pulmonox Technologies Corporation.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act enacted on April 5, 2012, referred to as the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” and “say-when-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

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Under the JOBS Act, we will remain an emerging growth company until the earliest of:

●	December 31, 2021;
●	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and
●	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, (we would qualify as a large accelerated filer as of the first day of the first fiscal year after we (i) have more than $700 million in aggregate market value of outstanding common equity held by our non-affiliates as of the last day of our second fiscal quarter of our prior fiscal year and (ii) have been public for at least 12 months).

The JOBS Act also provides that an emerging growth company may utilize the extended transition period provided for complying with new or revised accounting standards. We have irrevocably elected to take advantage of this extended transition period. Because we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with the effective dates of those accounting standards.

Recent Events

Agreement with Circassia Limited

On January 23, 2019, we and Circassia Limited (“Circassia”), a company registered in England and Wales, entered into a License, Development and Commercialization Agreement (the “Agreement”), pursuant to which the Company granted Circassia an exclusive royalty-bearing license to distribute, market and sell the Company’s nitric oxide generator and delivery system (the “Product”) in the United States and China (collectively the “Territories”). This License covers for the treatment of PPHN and related indication at concentrations of < 80 ppm in the hospital setting.

In consideration of the rights and licenses granted to Circassia by the Company, Circassia shall pay the Company the following milestone amounts in either US dollars or Circassia shares as determined by Circassia:

●	$7.35 million upon signing, or 12,300,971 ordinary shares of Circassia Pharmaceuticals plc on January 23, 2019;
●	$3.15 million (the “Second Milestone Payment”) payable within five (5) business days following the successful completion of a Food and Drug Administration (the “FDA”) pre-submission meeting or 5,271,844 ordinary shares of Circassia Pharmaceuticals plc which was received on February 6, 2019;
●	$12.6 million payable on the sooner of ninety (90) days post FDA approval of the Product or the launch of the Product in the United States, subject to certain requirements;
●	$8.4 million payable within five (5) business days following the approval by the FDA of the Product in certain hospital and clinic settings for use in cardiac surgery;
●	$1.05 million payable within five (5) business days following approval by the FDA equivalent in China for marketing and sale of the Product.

The Company satisfied the first two milestone conditions and received 17,267,815 Circassia shares.

In addition, Circassia shall pay the Company, in cash, the following royalty amounts until expiration of all of the applicable patents:

●	A one-time 5% royalty on the first cumulative $50 million in gross profit in the United States;
●	A one-time 5% royalty on the first cumulative $20 million in gross profit in China;
●	Thereafter, running royalty amounts of 15% of annual gross profit (United States & China combined) up to and including $100 million and 20% of annual gross profit (United States & China combined) exceeding $100 million

Gross Profit is defined as Net Sales less Cost of Goods. Cost of Goods is defined as only what Circassia pays the Company for the supply of the product and its components

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Following expiration of the patents, Circassia shall pay for the continued of Company technology a 14% royalty on annual gross profits up to and including $100 million and a 19% royalty on annual gross profits exceeding $100 million.

All milestone payments shall be in cash or ordinary shares of Circassia (the “Circassia Shares”), at Circassia’s option. Circassia Shares shall be valued at a 5% discount to the average weighted market price prior to the triggering event. Payment in cash of the milestone payments shall result in a reduction of the milestone payments by 4.7619%.

The Agreement shall continue until the Company’s last patents or improvement patents expire (the “Initial Term”). Commencing on the first day following the Initial Term, and on each day thereafter, the term shall automatically be extended for one additional day so that a constant three (3) year term will always be in effect. Notwithstanding the foregoing, either party may terminate the Agreement upon the occurrence of certain events, including (i) material default or breach that is not or cannot be reasonably cured within sixty (60) days of the notification of such material default or breach or (ii) certain bankruptcy, insolvency, reorganization, dissolution or liquidation events. Subject to Circassia being in material compliance with the terms of the Agreement or related agreements, upon the occurrence of certain events, including (a) the Company’s acquisition by a third-party that sells, or plans to sell in the Territories (i) nitric oxide gas, or (ii) any device capable of generating and/or delivering nitric oxide gas, (b) the Company is the subject of a bankruptcy event, or ( c) the Company commits a material breach of the Agreement or related agreements that is not cured within the applicable cure period, the Company shall grant Circassia a non-exclusive license to conduct research, develop and manufacture the Product in the Territories and step-in rights to contract directly with manufactures contracted by the Company and file for applicable regulatory approvals.

Uplisting to the Nasdaq Capital Market and Symbol Change

On May 3, 2019, the Company announced that its shares of common stock were approved for listing on the Nasdaq Capital Market under its existing symbol “AITB”. Trading commenced on May 7, 2019. The Company changed its stock symbol to “XAIR” effective July 15, 2019.

2019 Private Placement

On June 3, 2019, the Company entered into subscription agreements with several accredited investors for the sale of an aggregate of 1,583,743 shares of common stock at a price of $5.00 per share to outside investors and $5.15 per share to employees, directors and officers (the “2019 Private Placement”). The Company raised gross proceeds of $7,960,635. The offering closed on June 3, 2019. The offering was made directly by the Company without an underwriter or placement agent.

Name Change

Effective June 26, 2019, the Company changed its name to “Beyond Air, Inc.” from “AIT Therapeutics, Inc.”

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THE OFFERING

Issuer	Beyond Air, Inc.

Common stock offered by selling stockholders	5,092,819 shares consisting of:

●	1,583,743 shares of our common stock issued pursuant to the 2019 Private Placement; and
●	3,509,076 shares of common stock which were previously registered for resale in the May 2018 Registration Statement and remain unsold, consisting of (i) 1,209,274 outstanding shares of common stock and (ii) 2,299,802 shares issuable upon exercise of outstanding warrants.

Common Stock Outstanding	10,743,280 as of September 5, 2019 excluding:

●	6,143,405 shares issuable upon the exercise of all outstanding warrants; and
●	2,356,615 shares issuable upon the exercise of all outstanding stock options

Following this offering, we will have 13,043,082 shares of common stock outstanding if all 2,299,802 warrant shares being registered hereunder are exercised, excluding

●	3,843,603 shares issuable upon the exercise of certain warrants; and
●	2,356,615 shares issuable upon the exercise of all outstanding stock options.

Terms of the Offering	The selling stockholders will determine when and how it will sell the Common stock offered in this Prospectus, as described in “Plan of Distribution.”

Use of Proceeds	The selling stockholders will receive the proceeds from the sale of shares of common stock offered hereby. We will not receive any proceeds from the sale of the shares of common stock offered hereby. We have, however, received gross proceeds of approximately $7,961,000 from the 2019 Private Placement and $9,820,000 from the 2018 Private Placement. We will receive the amount of the exercise price of any warrants that are exercised for cash. We will pay the expenses (other than any underwriting discounts and broker’s commissions and similar expenses) of this offering.

Trading Market	Our common stock is listed on the Nasdaq Capital Market under the symbol “XAIR”.

Risk Factors:	See “Risk Factors beginning on page 9 for risks you should consider before investing in our securities.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described below and in our most recent Annual Report on Form 10-K as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the Commission, which are incorporated by reference into this prospectus. Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

The number of shares being registered for sale is significant in relation to the number of our outstanding shares of common stock.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholders. These shares represent a large number of shares of our common stock, and if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for (A) any derivative action or proceeding brought on behalf of us; (B) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (C) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation or our Bylaws; or (D) any action asserting a claim against us governed by the internal affairs doctrine. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

USE OF PROCEEDS

The selling stockholders will receive the proceeds from the sale of shares of common stock offered hereby. We will not receive any proceeds from the sale of the shares of common stock offered hereby. We have however received gross proceeds of approximately $7,961,000 and $9,820,000 from the 2019 Private Placement and 2018 Private Placement (inclusive of the exercise of warrants issued in the 2018 Private Placement), respectively, and will receive gross proceeds from the exercise of any warrants exercised for cash. We will pay the expenses (other than any underwriting discounts and broker’s commissions and similar expenses) of this offering.

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DESCRIPTION OF THE PRIVATE PLACEMENTS

The 2018 Private Placement

On February 16, 2018, we entered into a Securities Purchase Agreement, referred to as the Purchase Agreement, with the several purchasers named therein, referred to as the Purchasers.

Pursuant to the Purchase Agreement, we agreed to sell to the Purchasers warrants to purchase 4,599,604 shares of our common stock at a purchase price of $0.01 per underlying warrant share. The warrants are comprised of an aggregate of (i) 2,299,802 Tranche A Warrants, referred to as the Tranche A Warrants, to purchase one share of common stock, referred to as the Tranche A Warrant Shares, at an exercise price of $4.25 per Tranche A Warrant Share, exercisable within three days from the issue date of the Tranche A Warrants and (ii) an equal number of Tranche B Warrants, referred to as the Tranche B Warrants, to purchase one share of common stock, referred to as the Tranche B Warrant Shares, at an exercise price of $4.25 per Tranche B Warrant Share, exercisable within three years from the issue date of the Tranche B Warrants.

The closing of the 2018 Private Placement occurred on February 16, 2018, and was subject to the satisfaction of specified customary closing conditions. Immediately following the closing, each Purchaser exercised the full amount of its Tranche A Warrants resulting in gross proceeds to us from the sale of the warrants to the Purchasers, together with the exercise price of the Tranche A Warrants, of approximately $9,820,000. We agreed to register for resale the Tranche A Warrant Shares and Tranche B Warrant Shares and registered these securities in the May 2018 Registration Statement.

The 2019 Private Placement

On June 3, 2019, the Company entered into subscription agreements with several accredited investors for the sale of an aggregate of 1,583,743 shares of common stock at a price of $5.00 per share to outside investors and $5.15 per share to employees, directors and officers. The Company raised gross proceeds of approximately $7,960,600. The offering closed on June 3, 2019.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time of up to 5,092,819 shares of our common stock, of which:

●	1,583,743 shares of our common stock issued in the 2019 Private Placement; and

●	(i) 2,299,802 shares of common stock that were issued in the 2018 Private Placement and (ii) 2,299,802 shares of common stock underlying outstanding warrants that were issued in the 2018 Private Placement, which shares of common stock and warrant shares were previously registered and currently remain unsold pursuant to the May 2018 Registration Statement.

Except as noted in the table below or elsewhere in this prospectus, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our, or our affiliates’, officers or directors. Each of the selling stockholders has acquired its shares of our common stock to be resold hereunder in the ordinary course of business and, at the time of acquisition, none of the selling stockholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock to be resold by such selling stockholder under this registration statement.

Because a selling stockholder may sell all, some or none of the shares of common stock it holds, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of common stock that will be held by a selling stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the hypothetical assumption that the selling stockholders will sell all of the shares of common stock owned by it and covered by this prospectus.

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In accordance with the rules and regulations of the Commission, in computing the number of shares of common stock (as applicable) beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Shareholder	Shares Owned Prior to the Offering	Number of Shares Offered	Shares Owned After the Offering (1)	Percent

ABM IDO Holdings (2)	58,548	58,548	-	*

Adam T. Newman (3)	394,339	44,339	350,000	3.2%

Ali Ardakani (4)	116,419	13,640	102,779	*

Allianz Biotechnologie (5)	788,112	454,778	333,334	3.1%

Allianz Health Sciences Fund (6)	247,798	247,798	-	-

Alois “Luis” Praxmarer & Sandra Praxmarer (7)	3,512	3,512	-	-

Amir Avniel (8)	984,989	14,393	970,596	8.6%

Ari and Rony Raved (9)	694,260	23,418	670,842	*

Asher Tal (10)	35,768	4,682	31,086	*

Brio Capital Master Fund Ltd (11)	105,296	105,296	-	-

Christopher Morgan (12)	47,058	47,058	-	-

Cynergy Brookline Healthcare Fund LLC (13)	29,274	29,274	-	-

David Bassa (14)	87,812	87,812	-	-

David Greenberg (15)	310,752	4,682	306,070	2.8%

David Grossman (16)	34,566	4,684	29,882	*

Deerfield Special Situations Fund, L.P. (17)	856,863	23,529	833,334	7.2%

Deutsch Family Investment Partnership (18)	46,838	46,838	-	-

Duncan Bathe (19)	48,797	26,797	42,000	*

Enrique Derzavich (20)	391,946	46,840	345,106	3.2%

Erick Lucera (21)	47,342	2,342	45,000	*

Frederick Montgomery (22)	46,367	26,367	20,000	*

Giora Davidai (23)	29,684	4,684	25,000	*

Gregory Lisi (24)	76,838	46,838	30,0000	*

Healthcare Opportunities Master Fund LP (25)	261,492	261,492	-	-

J Goldman Master Fund LP (26)	384,192	384,192	-	-

James P Agah (27)	66,838	66,838	-	-

Jan J Laskowski & Sofia M Laskowski (28)	5,854	5,854	-	-

Jarrod Newman (29)	9,368	9,368	-	-

JBS Healthcare Ventures LLC (30)	46,840	46,840	-	-

Jeffrey Fox (31)	4,684	4,684	-	-

John Doolan (32)	31,420	31,420	-	-

John Molter (33)	16,392	16,392	-	-

Jon E Newman (34)	50,128	50,128	-	-

Laurence Chang (35)	40,000	40,000	-	-

M. Kingdon Offshore Master Fund L.P. (36)	968,385	468,384	500,001	4.5%

Mark Mizrahi (37)	13,510	7,010	6,500	*

Medlant Biotech Ltd (38)	87,812	87,812	-	-

Michael Geschwer (39)	56,838	56,838	-	-

Mor Research Applications, Ltd. (40)	405,257	46,824	358,433	3.3%

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NauVista Capital Master Fund LP (41)	23,420	23,420	-	-

Pulmonox Technologies Corporation (42)	1,012,496	234,160	778,336	6.8%

Rhona Beth Shanker (43)	30,000	4,000	26,000	*

Robert Katz (44)	14,052	14,052	-	-

Ron Bentsur (45)	380,918	46,838	334,080	3.1%

Ronald A. Soicher (46)	2,500	2,500	-	-

Doron, Tikotzky, Kantoe, Gutman Cederboum & Co. (47)	116,034	4,644	111,390	1.0%
			-	-
			-	-

Steven Lisi (48)	1,431,764	292,477	1,139,287	9.99%

Tatiana Kotchoubey (49)	11,708	11,708	-	-

Todd A. Deutsch (50)	23,420	23,420	-	-

Schonfeld Strategic 460 Fund LLC (51)	568,384	334,192	234,192	2.2%

Yoori Lee (52)	34,539	9,539	25,000	*

Satheesh Kumar and Anju Satheesh (53)	5,855	5,855	-	-

G.N.E. BIOtechnologies Ltd. (54)	378,843	11,708	367,135	3.4%

Susan Anderson Mosseri-Marlio	50,000	50,000	-	-

Charles Alexander Mosseri-Marlio	385,000	385,000

Gerard Mosseri-Marlio, 1992 Non-Exempt Marital Trust	10,000	10,000	-	-

Anne Mosseri-Marlio	15,000	15,000

Jacqueline Lesley Mosseri-Marlio	10,000	10,000	-	-

Jacques William Mosseri-Marlio	75,000	75,000

Steven A. Friscia, Jr.	75,000	75,000	-	-

Lincoln Park Capital Fund, LLC	100,000	100,000

Jordan D. Alexander	75,000	75,000	-	-

Juan Fernando Sanchez Ariza	5,000	5,000

Michael G. Frank	3,000	3,000	-	-

Nancy Newman	2,000	2,000

Sondra Lisi	4,000	4,000	-	-

Donald Wright	6,000	6,000

Monica Mata Pascuel	40,000	40,000	-	-

Jac Olimpic SL	66,990	66,990

Arrese Castañe Grup SL	58,047	58,047	-	-

Modosa 1994 SL	44,660	44,660

Steven Lang	10,000	10,000	-	-

Robert T Carey IIII Trust DTD	19,418	19,418

William P. Forbes (55)	12,855	4,855	12,000	*

Duncan Fatkin (56)	133,644	48,544	85,100	*
			-	*
Douglas Beck (57)	104,855	4,855	100,000	*

Douglas J. Beck Traditional IRA (57)	104,855	4,855	100,000	*

Georgina Guadron (58)	16,389	389	16,000	*

Daniel Fischetti (59)	2,695	195	2,500	*

Ronit Hadass (60)	15,486	486	15,000	*

Hila Confino	971	971	-	*

Shay Yarkoni (61)	9,068	1,068	8,000	*

Rinat Kalaora (62)	25,977	777	25,200	*

Wade Anderson (63)	10,971	971	10,000	*

*	Less than one percent.

(1)	Based on 10,743,280 shares issued and outstanding as of September 5, 2019, Under the terms of warrants issued in 2017 and the 2018 Warrants, no holder may exercise a warrant to the extent such exercise would cause such holder, together with its affiliates and any other persons acting as a group with such holder or any of its affiliates, to have acquired a number of shares of common stock which would exceed 4.99%, or, in the case of certain holders, 9.985% (subject to an increase of such percentage to 9.99% on 61 days’ notice by the holder to the Company) of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon exercise of warrants that have not been exercised. We refer to the foregoing limitation applicable to each holder or group as the “Ownership Cap”. As a result, in order to exercise certain of their Warrants, certain of the selling stockholders would first be required to sell a sufficient amount of common stock such that their exercise of such warrants would not result in their ownership percentage of our then outstanding common stock exceeding the applicable Ownership Cap.

(2)	Includes 29,274 shares of common stock issuable upon exercise of the February 2018 Warrants.

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(3)	Includes 23,420 shares of common stock issuable upon exercise of the February 2018 Warrants and 350,000 options.

(4)	Includes 11,710 shares of common stock issuable upon exercise of the January 2017 and the February 2018 Warrants, as well as 102,779 options held by Mr. Ardakani.

(5)	Includes 560,723 shares of common stock issuable upon exercise of the January 2017 and the February 2018 Warrants.

(6)	Includes 23,899 shares of common stock issuable upon exercise of the January 2017 and the February 2018 Warrants.

(7)	Includes 3,512 shares of common stock issuable upon exercise of the February 2018 Warrants.

(8)	Includes 45,676 shares of common stock issuable upon exercise of the January 2017 and the February 2018 Warrants, as well as 490,000 options held by Mr. Avniel. Also includes 32,666 shares of common stock held by Dandelion Investments Ltd., over which Mr. Avniel has sole voting and dispositive power.

(9)	Includes 128,375 shares of common stock issuable upon exercise of the January 2017 the February 2018 Warrants and 24,000 options.

(10)	Includes 2,3416 shares of common stock issuable upon exercise of the February 2018 Warrants and 31,086 shares issuable upon exercise of options.

(11)	Includes 58,548 shares of common stock issuable upon exercise of the February 2018 Warrants.

(12)	Includes 23,529 shares of common stock issuable upon exercise of the February 2018 Warrants.

(13)	Includes 29,274 shares of common stock issuable upon exercise of the February 2018 Warrants.

(14)	Includes 43,906 shares of common stock issuable upon exercise of the February 2018 Warrants.

(15)	Includes 2,341 shares of common stock issuable upon exercise of the February 2018 Warrants.

(16)	Includes 36,158 shares of common stock issuable upon exercise of the February 2018 Warrants, as well as options held by Mr. Grossman.

(17)	Includes 856,863 shares of common stock issuable upon exercise of the January 2017 and the February 2018 Warrants.

(18)	Includes 23,419 shares of common stock issuable upon exercise of the February 2018 Warrants.

(19)	Includes 10,000 shares of common stock issuable upon exercise of the February 2018 Warrants and 20,000 options.

(20)	Includes 90,086 shares of common stock issuable upon exercise of the January 2017 and the February 2018 Warrants.

(21)	Includes 1,171 shares of common stock issuable upon exercise of the February 2018 Warrants and 25,000 shares of common stock issuable upon exercise of options.

(22)	Includes 9,300 shares of common stock issuable upon exercise of the February 2018 Warrants and 20,000 options.

(23)	Includes 2,342 shares of common stock issuable upon exercise of the February 2018 Warrants and 25,000 shares of common stock issuable upon exercise of options.

(24)	Includes 23,419 shares of common stock issuable upon exercise of the February 2018 Warrants.

(25)	Includes 117,096 shares of common stock issuable upon exercise of the February 2018Warrants.

(26)	Includes 234,192 shares of common stock issuable upon exercise of the February 2018Warrants.

(27)	Includes 23,419 shares of common stock issuable upon exercise of the February 2018 Warrants.

(28)	Includes 5,854 shares of common stock issuable upon exercise of the February 2018 Warrants.

(29)	Includes 4,684 shares of common stock issuable upon exercise of the February 2018 Warrants.

(30)	Includes 23,420 shares of common stock issuable upon exercise of the February 2018 Warrants.

(31)	Includes 2,342 shares of common stock issuable upon exercise of the February 2018 Warrants.

(32)	Includes 11,710 shares of common stock issuable upon exercise of the February 2018 Warrants.

(33)	Includes 8,196 shares of common stock issuable upon exercise of the February 2018 Warrants.

(34)	Includes 17,564 shares of common stock issuable upon exercise of the February 2018 Warrants.

(35)	Includes 20,000 shares of common stock issuable upon exercise of the February 2018 Warrants.

(36)	Includes 567,526 shares of common stock issuable upon exercise of the January 2017 and the February 2018 Warrants.

(37)	Includes 7,838 shares of common stock issuable upon exercise of the February 2018 Warrants.

(38)	Includes 43,906 shares of common stock issuable upon exercise of the February 2018 Warrants.

(39)	Includes 23,419 shares of common stock issuable upon exercise of the February 2018 Warrants.

(40)	Includes 40,078 shares of common stock issuable upon exercise of the January 2017 and February 2018 Warrants.

(41)	Includes 23,420 shares of common stock issuable upon exercise of the February 2018 Warrants.

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(42)	Includes 675,652 shares of common stock issuable upon exercise of the January 2017 and the February 2018 Warrants. Includes 208,333 warrants in connection with their license agreement.

(43)	Includes 2,000 shares of common stock issuable upon exercise of the February 2018 Warrants and 26,000 shares issuable upon the exercise of options.

(44)	Includes 7,026 shares of common stock issuable upon exercise of the February 2018 Warrants.

(45)	Includes 73,419 shares of common stock issuable upon exercise of the January 2017 and the February 2018 Warrants. and 24,000 options.

(46)	Includes 2,500 shares of common stock issuable upon exercise of the February 2018 Warrants.

(47)	Includes 2,322 shares of common stock issuable upon exercise of the February 2018 Warrants.

(48)	Includes 200,446 shares of common stock issuable upon exercise of the January 2017,February 2018 Warrants and options issued to Mr. Lisi and 650,000 options.

(49)	Includes 5,854 shares of common stock issuable upon exercise of the February 2018 Warrants.

(50)	Includes 11,710 shares of common stock issuable upon exercise of the February 2018 Warrants.

(51)	Includes 234,192 shares of common stock issuable upon exercise of the February 2018 Warrants.

(52)	Includes 2,342 shares of common stock issuable upon exercise of the February 2018 Warrants and 25,000 shares issuable upon the exercise of options.

(53)	Includes 5,855 shares of common stock issuable upon exercise of the February 2018 Warrants.

(54)	Includes 9,186 shares of common stock issuable upon exercise of the January 2017 Warrants and the February 2018 Warrants.

(55)	Includes 8,000 options.

(56)	Includes 85,000 options.

(57)	Includes 100,000 options. Douglas Beck has beneficial ownership of securities of the Company held by Douglas J. Beck Traditional IRA .

(58)	Includes 16,000 options.

(59)	Includes 2,500 options.

(60)	Includes 15,000 options.

(61)	Includes 8,000 options.

(62)	Includes 25,200 options.

(63)	Includes 10,000 options.

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PLAN OF DISTRIBUTION

Our common stock is quoted on the Nasdaq Capital Market under the symbol “XAIR.”

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each and any sale.

The selling stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. The common stock may be sold in one or more transactions at fixed prices, and, if and when our common stock is regularly quoted on an over-the-counter market or on a national securities exchange, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling the common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions;
●	whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or any other method permitted pursuant to applicable law

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended, referred to as the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES

General

The following describes the material terms of the capital stock of the Company. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Company’s Amended and Restated Certificate of Incorporation and Bylaws. All prospective investors are urged to read our Amended and Restated Certificate of Incorporation and Bylaws carefully and in their entirety.

Authorized Capital Stock; Issued and Outstanding Capital Stock

We are authorized to issue up to 100,000,000 shares of our common stock, par value $0.0001 per share, of which 10,743,280 shares are issued and outstanding as of September 5, 2019.

Additionally, we are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to vote of our stockholders, including the election of directors. Holders of our common stock are not entitled to cumulate their votes for the election of directors. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of our Board of Directors with respect to one or more series of our preferred stock, the entire voting power and all voting rights is vested exclusively in our common stock.

Holders of our common stock are not entitled to receive dividends except if declared by our Board of Directors and are not be entitled to a liquidation preference in respect of their shares of common stock. Upon liquidation, dissolution or winding up of our company, the holders of our common stock would be entitled to receive pro rata all assets remaining for distribution to stockholders after the payment of all of our liabilities and of all preferential amounts to which any series of our preferred stock may be entitled.

Holders of our common stock have no preemptive or subscription rights, and have no rights to convert their common stock into any other securities. The common stock is not subject to call or redemption.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes our Board of Directors to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and dissolution preferences or any wholly unissued series of our preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them.

Our Amended and Restated Certificate of Incorporation also provides that our Board of Directors is expressly authorized to increase or decrease (but not below the number of shares of such series of preferred stock then outstanding) the number of shares of any series of preferred stock subsequent to the issue of shares of that series.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

●	the title and stated value;
●	the number of shares we are offering;
●	the liquidation preference per share;

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●	the purchase price;
●	the dividend rate, period and payment date and method of calculation for dividends;
●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
●	any contractual limitations on our ability to declare, set aside or pay any dividends;
●	the procedures for any auction and remarketing, if any;
●	the provisions for a sinking fund, if any;
●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
●	any listing of the preferred stock on any securities exchange or market;
●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
●	voting rights, if any, of the preferred stock;
●	preemptive rights, if any;
●	restrictions on transfer, sale or other assignment, if any;
●	whether interests in the preferred stock will be represented by depositary shares;
●	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
●	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Warrants

On February 16, 2018, we consummated the 2018 Private Placement in which we issued and sold an aggregate of 4,599,604 warrants (the “February 2018 Warrants”), comprised of 2,299,802 warrants (the “Tranche A Warrants”) to purchase one share of common stock at an exercise price of $4.25 per share, exercisable within three days from the issue date of the Tranche A Warrants and an equal amount of warrants (the “Tranche B Warrants”) to purchase one share of common stock at an exercise price of $4.25 per share, exercisable within three years from the issue date of the Tranche B Warrants. Immediately following the consummation of the February 2018 Private Placement, each shareholder exercised the full amount of their Tranche A Warrants, resulting in gross proceeds to us from the sale of the February 2018 Warrants for $0.01 per underlying warrant share, together with the exercise price of the Tranche A Warrants, of approximately $9,820,000.

If at any time a registration statement covering the resale of the shares of common stock issuable upon exercise of any of the 2018 Warrants is not currently effective and available for the resale of all such shares, then the holders of such warrants may exercise all or any part of their respective warrants in a “cashless” or “net-issue” exercise. Furthermore, the warrants contain anti-dilution provisions in the case of a subdivision or combination of our shares of common stock, stock dividends, any reclassification of common stock, and corporate events such as a reorganization, consolidation, merger, or sale of all or substantially all of our assets.

17

A summary of the Company’s outstanding warrants as of June 30, 2019 are as follows:

Warrant Holders	Number Of Warrants	Exercise Price	Date Of Expiration
January 2017 offering - investors	1,701,616	$4.25	January 2022	(a)
January 2017 offering - investors	1,701,616	$4.25	February 2022	(a)
March 2017 offering - investors	220,988	$4.25	March 2021	(a)
March 2017 offering - placement agent	11,050	$4.25	March 2021	(a)
March 2018 offering - investors	2,299,802	$4.25	March 2022
Third-party license agreement	208,333	$4.80	January 2024
Total	6,143,405

(a)	These warrants have down round protection.

Indemnification of Officers and Directors

Incorporated in the State of Delaware, the Company is subject to the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors, officers and agents (and any other persons to which applicable law permits the Company to provide indemnification) whether serving us or at our request, any other entity, to the full extent required or permitted by the DGCL, including the advancement of expenses under the procedures and to the full extent permitted by law.

Our Amended and Restated By-laws (“Bylaws”) provide that, we shall indemnify our directors and executive officers (“executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) such indemnification is required to be made under section 44(d) of the Bylaws.

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We have power to indemnify our other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

Anti-Takeover Effects and Exclusive Form Provisions of our Charter Documents and Delaware Law

Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

●	prior to this time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or
●	at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

●	any merger or consolidation involving the Company and the interested stockholder;
●	any transaction with the interested stockholder involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Company having a market value of 10% or more of either the consolidated assets of the Company or the market value of all of the Company’s outstanding stock (whether in one transaction or in a series of transactions);
●	any transaction that results in the issuance or transfer by the Company of any stock of the Company to the interested stockholder, subject to limited exceptions;
●	any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder; or
●	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

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Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our Amended and Restated Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change of control of our company or change in our Board of Directors, including transactions in which our stockholders might otherwise receive a premium for their shares of our common stock, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Amended and Restated Certificate of Incorporation and Bylaws and applicable Delaware law:

●	permit our Board of Directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and dissolution preferences);

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by a vote of a majority of directors then in office;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that, unless we otherwise consent to an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of us; (B) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (C) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation or our Bylaws; or (D) any action asserting a claim against us governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the foregoing exclusive forum.

Other than the provision with respect to the issuance of preferred stock, the amendment of which would require approval by holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, any amendment to the other provisions described above requires the vote of holders of at least 66% (2/3) of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries for the transition period ended March 31, 2018 and fiscal year ending December 31, 2017 have been incorporated by reference in this registration statement in reliance upon the reports of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Beyond Air, Inc. and subsidiaries as of and for the year ended March 31, 2019 have been incorporated by reference in the registration statement in reliance upon the report of Friedman LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

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INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

1.	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the Commission on June 28, 2019;
2.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 14, 2019;
3.	Our Current Reports on Form 8-K filed with the Commission on April 17, 2019; May 3, 2019, June 7, 2019, June 28, 2019 and July 15, 2019; and
4.	The description of certain capital stock contained in our Registration Statement 8-A filed on May 3, 2019, as it may further be amended from time to time.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Steven Lisi, c/o Beyond Air, Inc., at 825 East Gate Boulevard, Suite 320 Garden City, New York 11530. Our telephone number is (516) 665-8200. Information about us is also available at our website at http://www.beyondair.net. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

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